Exhibit 99.(h)(2)

AMENDED AND RESTATED

TRANSFER AND DIVIDEND DISBURSING AGENT AGREEMENT

THIS AGREEMENT, entered into as of June 7, 2007, and amended and restated as of March 31, 2011, is between Sentinel Group Funds, Inc., a Maryland corporation (“Corporation”), on behalf of each of its series (“Funds”), and Sentinel Administrative Services, Inc., a Vermont corporation (“SASI”).

WITNESSETH

WHEREAS, the Corporation is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Corporation is authorized to issue shares of its common stock (“Shares”) of each Fund; and,

WHEREAS, the Corporation desires to retain SASI as the transfer and dividend disbursing agent of the Shares of each Fund on whose behalf this Agreement has been executed.

NOW, THEREFORE, the Corporation and SASI do mutually agree and promise as follows:

1.                                      APPOINTMENT.  (A).  The Corporation hereby appoints SASI to act as transfer and dividend disbursing agent of the Shares of each Fund that may be offered by the Corporation from time to time. SASI shall, at its own expense, render the services and assume the obligations herein set forth subject to being compensated as provided in this Agreement.

(B).  The Corporation understands that SASI has entered into a services agreement (the “DST Contract”) with DST Systems, Inc. (“DST”), pursuant to which DST and/or its affiliate provides services in connection with SASI’s duties under this Agreement and/or performs a number of duties undertaken by SASI under this Agreement.  SASI agrees that it is responsible for the oversight of DST and/or its affiliate in connection with the provision of services and/or performance by DST and/or its affiliate of such duties.  In addition, in accordance with section 12 of this Agreement, SASI shall be as fully responsible to the Corporation for the acts and omissions of DST and/or its affiliates as for its own acts and omissions.

2.                                      AUTHORITY OF SASI.  SASI is hereby authorized by the Corporation to receive all cash that may from time to time be delivered to it by or for the account of the Funds; to issue confirmations and/or certificates for Shares of the Funds upon receipt of payment; to redeem or repurchase on behalf of the Funds Shares upon receipt of certificates properly endorsed or properly executed written requests as described in the current prospectus of each Fund and to act as dividend disbursing agent for the Funds.

3.                                      DUTIES OF SASI.  SASI hereby agrees to:

A.              Process new accounts.

B.              Process purchases, both initial and subsequent, of Fund Shares in accordance with conditions set forth in the then-current prospectus of each Fund.

C.              Transfer Fund Shares to an existing account or to a new account upon receipt of required documentation in good order.

D.              Redeem un-certificated and/or certificated shares upon receipt of required documentation in good order.

E.               Issue and/or cancel certificates as instructed; replace lost, stolen or destroyed certificates upon receipt of satisfactory indemnification or bond.

F.                Distribute dividends and/or capital gain distributions. This includes disbursement as cash or reinvestment and to change the disbursement option at the request of shareholders.

G.              Process exchanges between Funds.

H.             Make miscellaneous changes to records.

I.                  Prepare and mail a confirmation to shareholders as each transaction is recorded in a shareholder account.

J.                  Handle phone calls and correspondence in reply to shareholder requests.

K.             Prepare reports reasonably requested by the Funds related to the records kept by SASI.

L.               Perform control and reconciliation of Fund Shares.

M.           Provide information necessary for periodic mailings to shareholders.

O.              Prepare and mail required Federal income taxation information to shareholders to whom dividends or distributions are paid, with a copy for the IRS and a copy for the Corporation if required.

P.                Provide readily obtainable data which may from time to time be requested for audit purposes.

Q.              Replace lost or destroyed checks.

R.              Continuously maintain all records for active and closed accounts.

S.                Furnish and mail shareholder data information for a current calendar year in connection with retirement accounts.

U.              Respond to shareholder inquiries.

V.              Perform ministerial and clerical work involved in effecting any Fund transaction.

W.           Carry out the Fund’s Anti-Money Laundering policies.

X.              Assist the Fund’s with complying with abandoned property laws.

4.                                      COMPENSATION AND REIMBURSEMENT TO SASI.

(A).                                        Compensation.  (i) Annual Fee.  SASI’s annual fee for the services provided under this Agreement shall be equal to the Annual Base Fee plus the Shareholder Account Fee.  The annual fee shall be paid in twelve monthly installments due on the first day of each month for the preceding month.

(ii)  Calculation of Annual Fee Components.  For the period from March 31, 2011 to March 30, 2012, the Annual Base Fee shall be $2,332,311, and the Shareholder Account Fee shall be $12 per shareholder account in excess of 106,500 accounts as of the last day of the month preceding the installment due date.  After March 30, 2012, the Annual Base Fee shall be $2,231,831, and the Shareholder Account Fee shall be $11 per shareholder account in excess of 106,500 accounts as of the last day of the month preceding the installment due date.  In each case, the Annual Base Fee shall be subject to increases from time to time in accordance with the procedures set forth below.

(iii)  Increases to Annual Base Fee.  The Annual Base Fee shall be subject to increases at the discretion of the Board of Directors as follows.  If requested to do so by SASI, at the third of the regular quarterly Board of Directors meetings in each fiscal year of the Corporation, the Directors shall consider whether an increase in the Annual Base Fee in effect as of such time is appropriate.  If the Directors determine that an increase is appropriate, they shall determine the amount of such increase; provided, however, that any such increase shall not exceed the percentage increase in the annual average Consumer Price Index, All Urban Consumers (the “CPI Index”), as published by the United States Department of Labor for the most recent twelve months for which data are available at the time of the Board meeting, or if such figure is not available, a similar measure of general inflation as may be agreed upon by SASI and the Board of Directors of the Corporation.  The amount of any increase pursuant to the above described process shall be subject to specific approval of the disinterested members of the Board of Directors of the Corporation, as well as the approval of the Board of Directors as a whole.

(B).                                        Reimbursement.  (i)  Under the DST Contract, DST and/or an affiliate of DST provides certain services to SASI in connection with SASI’s role as the Funds’ transfer agent, and SASI is obligated to pay fees to DST and/or an affiliate of DST for such services.  The Corporation agrees to reimburse SASI for the expenses incurred by it under the DST Contract provided that such expenses are consistent with services provided by DST and/or an affiliate, where a break down of such services and corresponding expenses have been provided to the Board of Directors, or are otherwise incurred under the DST Contract and provided further that SASI (x) notifies the Corporation’s Board of Directors as soon as it has knowledge of any, or the reasonable potential for any, extraordinary expenses to be incurred by SASI under the DST Contract and (y) satisfies the applicable requirements of section 8.D.(ii) of this Agreement.

(ii)  The Corporation will reimburse SASI for any sub-transfer agency, plan agent and similar fees paid by SASI to other entities who provide services to accounts underlying an omnibus account of record in accordance with policies approved by the Corporation’s Board of Directors.

(iii)  The Corporation will reimburse SASI for all other out-of-pocket expenses not contemplated by subsections (i) or (ii) hereof related to SASI’s obligations under this Agreement, including, but not necessarily limited to: (a) all materials, paper and other costs associated with necessary and ordinary shareholder correspondence; (b) postage and printing of confirmations, statements, tax forms and any other necessary shareholder correspondence; (c) the cost of mailing by third-party vendors; (d) all banking charges of Corporation, including deposit slips and stamps, checks and share drafts, wire fees not paid by shareholders, and any other deposit account or checking account fees; (e) the cost of storage media for Corporation records, including phone recorder tapes, microfilm and microfiche, forms and paper; (f) offsite storage costs for Corporation records; (g) charges incurred in the delivery of Corporation materials and mail; (h) any costs for outside contractors used in providing necessary and ordinary services to the Corporation, a Fund or shareholders, not contemplated to be performed by SASI; (i) any costs associated with enhancing, correcting or developing the record keeping system currently used by the Corporation, including the development of new statements, tax form formats, or shareholder services; and (j) the cost of any (800) telephone services.

(C).                                        Other.  Special projects, not included in this Agreement and requested by the Corporation, will be invoiced to the Corporation as mutually agreed.

5.                                      RECORDKEEPING. The parties hereby agree to the following:

(A).                            SASI shall keep records relating to the services to be performed under this Agreement, in the form and manner as it may deem advisable and as required by applicable law. To the extent required by Section 31 of the 1940 Act, and the rules thereunder, SASI agrees that all such records prepared or maintained by SASI relating to the services to be performed by SASI under this Agreement are the property of the Corporation and will be preserved, maintained and made available in accordance with Section 31 of the 1940 Act and the rules thereunder, and will be surrendered promptly to the Corporation on and in accordance with the Corporation’s request. The Corporation and its authorized representatives shall have access to SASI’s records relating to the services to be performed under this Agreement at all times during SASI’s normal business hours. Upon the reasonable request of the Corporation, copies of any such records shall be provided promptly by SASI to the Corporation or the Corporation’s authorized representatives.

(B).                            SASI and the Corporation agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required to carry out the provisions of this Agreement or by law.

6.                                      LIMITATION OF SHAREHOLDER LIABILITY. Neither the Directors of the Corporation, the officers of the Corporation, nor the shareholders of each Fund shall be liable for any obligations of the Corporation or of the Funds under this Agreement, and SASI agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Corporation or the Fund to which SASI’s rights or claims relate in settlement of such rights or claims, and not to the Directors of the Corporation, the officers of the Corporation or the shareholders of the Funds.

7.                                      TAXES. SASI shall not be liable for any taxes, assessments or governmental charges that may  be levied or assessed on any basis whatsoever in connection with the Corporation or any shareholder or any purchase of Shares, excluding taxes assessed against SASI for compensation received by it under this Agreement.

8.                                      RIGHTS AND POWERS OF SASI. SASI’s rights and powers with respect to acting for and on behalf of the Corporation, including rights and powers of SASI’s officers and directors, shall be as follows:

A.              No order, direction, approval, contract or obligation on behalf of the Corporation with or in any way affecting SASI shall be deemed binding unless made in writing and signed on behalf of the Corporation by an officer or officers of the Corporation or others who have been duly authorized to so act on behalf of the Corporation by its Board of Directors.

B.              Directors, officers, agents and shareholders of the Corporation are or may at any time or times be interested in SASI as officers, directors, agents, shareholders, or otherwise.  Correspondingly, directors, officers, agents and shareholders of SASI are or may at any time or times be interested in the Corporation as directors, officers, agents, shareholders or otherwise. SASI shall, if it so elects, also have the right to be a shareholder of the Corporation.

C.              The services of SASI to the Corporation are not to be deemed exclusive and SASI shall be free to render similar services to others as long as its services for others do not in any manner or way hinder, preclude or prevent SASI from performing its duties and obligations under this Agreement.

D.              (i)  The Corporation will indemnify SASI and hold it harmless from and against all costs, losses, and expenses which may be incurred by it and all claims or liabilities which may be asserted or assessed against it as a result of any action taken by it without negligence and in good faith, and for any act, omission, delay or refusal made by SASI in connection with this agency in reliance upon or in accordance with any instruction or advice of any duly authorized officer of the Corporation.

(ii)  The Corporation will also indemnify SASI to the extent that SASI is liable to DST and/or its affiliate pursuant to Section 6 of the DST Contract and Section 6 of Schedule I to the DST Contract provided that (i) SASI notifies the Board of Directors of the Corporation of any claim for which indemnification may be sought, as soon as SASI has knowledge of any, or the reasonable potential for any, indemnification payments to be incurred by SASI under the DST Contract, and (ii) SASI does not agree with DST to the settlement of any such claim without the prior written consent of the Corporation.

9.                                      TERMINATION OF AGREEMENT. This Agreement shall continue in force and effect until terminated or amended to such an extent that a new Agreement is deemed advisable by either party. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty, by the Corporation or SASI upon ninety (90) days’ written notice to the other party.

10.                               AMENDMENT. This Agreement may be amended by the mutual written consent of the parties.

11.                               NOTICE. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, addressed and delivered, or mailed postpaid to the other party at the principal place of business of such party.

12.                               ASSIGNMENT. Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by either party without the written consent of the other party. This agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. SASI may, without further consent on the part of the Corporation, subcontract for the performance hereof with any entity, including affiliated persons of the SASI; provided however, that SASI shall be as fully responsible to the Corporation for the acts and omissions of any subcontractor as SASI is for its own acts and omissions.

13.                               FORCE MAJEURE. SASI shall not be liable or responsible for delays or errors by reason of circumstances beyond its control, including, but not limited to, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of communication or power supply.

14.                               GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Vermont; provided however that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Securities Act of 1933, the Securities Exchange Act of 1934 or any rule or order of the SEC under such Acts, as amended.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first stated above.

SENTINEL GROUP FUNDS, INC.	SENTINEL ADMINISTRATIVE SERVICES, INC.

By:	By:
Christian W. Thwaites	Christian W. Thwaites
President & Chief Executive Officer	President & Chief Executive Officer